UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 28, 2015

REXFORD INDUSTRIAL REALTY, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11620 Wilshire Boulevard, Suite 1000, Los Angeles, California		90025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 996-1680

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

Recent Developments

The following discussion provides information with respect to certain recent developments of Rexford Industrial Realty, Inc. (the “Company”). Unless otherwise expressly stated or the context otherwise requires, “we,” “us” and “our” refer collectively to the Company, Rexford Industrial Realty, L.P. and the Company’s other subsidiaries.

Recent Developments

Acquisitions

We intend to continue to grow our portfolio through disciplined acquisitions in prime Southern California infill markets. The following table provides a summary of our acquisition activity since September 30, 2014:

Acquisition Date	Address	Submarket	Rentable Square Feet	Purchase Price ($ in millions)		Single or Multi- Tenant
November 2014	679-691 S Anderson St	Central Los Angeles	47,490	$6.5		Multi
November 2014	7900 Nelson Road	San Fernando Valley	203,082	$24.3		Single
December 2014	10509 Business Drive	Inland Empire West	130,788	$16.7	(1)	Multi
December 2014	13231 Slover Avenue	Inland Empire West	109,463	—	(1)	Multi
December 2014	240 W. Ivy	South Bay	45,690	$5.9		Multi
December 2014	201 Rice Avenue & 2400-2420 Celsius Avenue	Oxnard	137,785	$38.7	(2)	Multi
December 2014	3000, 3120-3150 Paseo Mercado	Oxnard	132,187	—	(2)	Multi
December 2014	2360-2364 E. Sturgis Road	Oxnard	49,624	—	(2)	Multi
December 2014	2350-2380 Eastman Avenue	Oxnard	55,296	—	(2)	Multi
December 2014	1800 Eastman Avenue	Oxnard	33,332	—	(2)	Single
December 2014	11120, 11160 and 11200 Hindry Avenue	South Bay	63,654	$11.9		Multi
December 2014	6970-7170 & 7310-7374 Convoy Court	Central San Diego	187,763	$32.3		Multi
January 21, 2015	8902-8940 Activity Road	Central San Diego	112,501	$18.5		Multi
January 21, 2015	12907 Imperial Highway	Mid-Counties	101,080	$12.2	(3)	Single

(1)	Purchased in a single transaction from a single seller.
(2)	Purchased as part of a five-property portfolio from a private foundation liquidating its real estate holdings.
(3)	Purchase price includes the assumption of $5.4 million in mortgage debt.

We believe the combination of our proprietary origination methods and the experience and relationships of our management team have continued to provide us access to and allowed us to capitalize on unique transaction opportunities since September 30, 2014, for example:

•	7900 Nelson Road: 7900 Nelson Road is a 203,082 square foot industrial building. We acquired this property in November 2014 in an off-market transaction for a purchase price of approximately $24 million. We believe this recently vacated property, which is located within the supply-constrained San Fernando Valley submarket, provides us with an attractive lease up opportunity. We plan to immediately enhance and reposition this property as a two-tenant industrial facility, with aesthetic improvements and functional upgrades that we believe will require minimal capital expenditures.

•	Business Center Drive & Slover: Business Center Drive & Slover is a 240,251 square foot two-tenant industrial building. We acquired this property in December 2014 in a marketed transaction for a purchase price of approximately $17 million. Each of 10509 Business Drive and the Slover Avenue property is 100% leased to two tenants at rents that we believe are below market, with leases expiring in 2016 and 2017. We expect to adjust the rental rates at these properties to market rent upon lease renewal or re-leasing.

Dispositions

The following table provides a summary of our disposition activity since September 30, 2014:

Date	Address	Submarket	Rentable Square Feet	Purchase Price ($ in millions)
November 2014	3001 and 3175 Mission Oaks Boulevard(1)	Ventura County	732,606	$54.5

(1)	Properties owned by the JV. Data presented on a wholly-owned basis. The JV continues to own the 3233 Mission Oaks Boulevard property following this disposition.

Leasing Activity

The following table provides a summary of our GAAP and cash releasing spreads since our IPO through the three months ended September 30, 2014.

Leasing Spreads	Three Months Ended September 30, 2014	Three Months Ended June 30, 2014	Three Months Ended March 31, 2014	Three Months Ended December 31, 2013	Three Months Ended September 30, 2013(3)
Cash(1)	3.6%	5.2%	3.6%	3.5%	(1.1)%
GAAP(2)	10.3%	17.1%	11.5%	12.9%	6.7%

(1)	Compares the first month cash rent excluding any abatement on new leases to the last month rent for the most recent expiring lease. Data included for comparable leases only. Comparable leases generally exclude properties under repositioning, short-term leases, and space that has been vacant for over one year.
(2)	Compares GAAP rent, which straightlines rental rate increases and abatement, on new leases to GAAP rent for the most recent expiring leases. Data included for comparable leases only. Comparable leases generally exclude properties under reposition, short-term leases, and space that has been vacant for over one year.
(3)	Includes operations of our predecessor business from July 1, 2013 to July 23, 2013.

Portfolio Update

As of September 30, 2014, the weighted average monthly base rent per square foot for our consolidated portfolio was $8.15. We own both multi-tenant and single-tenant properties comprising approximately 71% and 29% of our portfolio (based on rentable square feet), respectively, as of September 30, 2014. Furthermore, our portfolio is highly diversified by tenant and industry. Of our 985 tenants, no single tenant accounted for more than 2.8% of our total annualized rent as of September 30, 2014. As of September 30, 2014, our average tenant leases approximately 8,048 square feet, with approximately 63% of tenants occupying less than 50,000 square feet each.

Since our IPO, we have acquired 47 properties for over $511 million, expanding our portfolio over 82% in less than two years. We believe approximately 61% of the acquisitions completed by us since our IPO and through September 30, 2014 were off-market or lightly-marketed transactions compared to approximately 53% prior to our IPO. Off-market and lightly marketed transactions are characterized by a lack of a formal marketing process and a lack of widely disseminated marketing materials. In addition, since our IPO and through the date of this current report on Form 8-K, we have acquired approximately 1.8 million square feet of property that we consider “value-add plays” where we have demonstrated increases in occupancy since the acquisition or have plans to increase occupancy. We consider a property to be a value-add play when it provides opportunities for repositioning or redevelopment that will increase the occupancy and the cash flow from the property.

Jersey Note Pay-down

On October 1, 2014, we repaid the $5.0 million outstanding balance on the loan (the “Jersey Note”) secured by our property located at 10700 Jersey Boulevard. We repaid the Jersey Note using available cash on hand and did not incur any prepayment penalties for repaying in advance of the maturity date of January 1, 2015.

Mission Oaks Loan Pay-down

In connection with the JV’s disposition of 3001 and 3175 Mission Oaks Boulevard, on November 17, 2014, the JV repaid the $41.5 million outstanding balance on the loan secured by the properties located at 3001, 3175 and 3233 Mission Oaks Boulevard that are owned by the JV (the “Mission Oaks Loan Pay-Down”). We repaid our pro rata portion of these outstanding borrowings using proceeds to us from the JV’s sale of 3001 and 3175 Mission Oaks Boulevard and did not incur any prepayment penalties for repaying in advance of the maturity date of June 28, 2015.

Other

Our third quarter 2014 EBITDA of $9.5 million was impacted by $340,000 of stock-based compensation amortization, a $150,000 loss on sale of real estate, $380,000 of non-recurring legal fees and $426,000 of acquisition expenses. In addition, we estimate that the properties that we acquired or disposed of in the third quarter would have produced a net incremental $397,000 of EBITDA if we had owned them or sold them at the beginning of the quarter. Subsequent to September 30, 2014, we have acquired additional properties that we estimate would have contributed an approximately $2.0 million of EBITDA had we owned them for the third quarter, net of disposition subsequent to September 30, 2014.

NYSE Compliance

Due to the resignation of independent director Joel S. Marcus from our board of directors, we currently are not in compliance with Section 303A.01 of the NYSE Listed Company Manual, which requires that the board of directors of a listed company be comprised of a majority of independent directors, and Section 303A.07 of the NYSE Listed Company Manual, which requires that an audit committee must have a minimum of three members. We are actively searching for an independent director to replace Mr. Marcus and expect to fill the vacancy on our board of directors and audit committee during the first quarter of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rexford Industrial Realty, Inc.

January 28, 2015	/s/ Michael S. Frankel
Michael S. Frankel Co-Chief Executive Officer (Principal Executive Officer)

Rexford Industrial Realty, Inc.

January 28, 2015	/s/ Howard Schwimmer
Howard Schwimmer Co-Chief Executive Officer (Principal Executive Officer)